SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 19 )*

                              Associated Banc-Corp
                                (Name of Issuer)

                         Common Stock, Par Value $0.01
                         (Title of Class of Securities)

                                  045487-10-5
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following pages)

CUSIP No. 045487-10-5                 13-G                   Page 2 of 8 Pages

-------------------------------------------------------------------------------
1 Name of Reporting Person
  S.S. or I.R.S. Identification No. of Above Person

     Associated Banc-Corp                                39-1098068
     Associated Trust Company, National Association      39-1564826
-------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group* (a)
                                                    (b)
-------------------------------------------------------------------------------
3 SEC Use Only

-------------------------------------------------------------------------------
4 Citizenship or Place of Organization

     Associated Banc-Corp - Wisconsin Corporation
     Associated Trust Company, National Association - Federally Chartered
       Trust Company Bank
-------------------------------------------------------------------------------
Number of         5 Sole Voting Power
Shares                Associated Banc-Corp - None
Beneficially          Associated Trust Company, National Association -   665,515
Owned by Each
Reporting
Person With
-------------------------------------------------------------------------------
                  6 Shared Voting Power
                      Associated Banc-Corp - None
                      Associated Trust Company, National Association -    31,177
-------------------------------------------------------------------------------
                  7 Sole Dispositive Power
                      Associated Banc-Corp - None
                      Associated Trust Company, National Association - 4,934,071
-------------------------------------------------------------------------------
                  8 Shared Dispositive Power
                      Associated Banc-Corp - None
                      Associated Trust Company, National Association -   330,485
-------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person
     Associated Banc-Corp -                                            5,264,556
     Associated Trust Company, National Association -                  5,264,556
-------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
-------------------------------------------------------------------------------

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045487-10-5                  13-G                   Page 3 of 8 Pages

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9
     Associated Banc-Corp -                           8.33%
     Associated Trust Company, National Association - 8.33%
-------------------------------------------------------------------------------
12 Type of Reporting Person*
     Associated Banc-Corp - HC
     Associated Trust Company, National Association - BK
-------------------------------------------------------------------------------


1 Name of Reporting Person
  S.S. or I.R.S. Identification No. of Above Person

     Associated Banc-Corp 39-1098068
-------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group*
                                                        (a)
                                                        (b)*
-------------------------------------------------------------------------------
3 SEC Use Only

-------------------------------------------------------------------------------
4 Citizenship or Place of Organization

     Associated Banc-Corp - Wisconsin Corporation
-------------------------------------------------------------------------------
Number of            5 Sole Voting Power
Shares
Beneficially               None
Owned by
Each
Reporting
Person With
-------------------------------------------------------------------------------
                     6 Shared Voting Power

                           None
-------------------------------------------------------------------------------
                     7 Sole Dispositive Power

                           None
-------------------------------------------------------------------------------
                     8 Shared Dispositive Power

                           None
-------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

     Associated Banc-Corp - 5,264,556
-------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

     Associated Banc-Corp - 8.33%
-------------------------------------------------------------------------------
12 Type of Reporting Person*

     Associated Banc-Corp - HC
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 045487-10-5              13-G                       Page 4 of 8 Pages

-------------------------------------------------------------------------------
1 Name of Reporting Person
  S.S. or I.R.S. Identification No. of Above Person

     Associated Trust Company, National Association 39-1564826
-------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group*
                                                    (a)
                                                    (b)*
-------------------------------------------------------------------------------
3 SEC Use Only

-------------------------------------------------------------------------------
4 Citizenship or Place of Organization

     Associated Trust Company, National Association - Federally
       Chartered Trust Company Bank
-------------------------------------------------------------------------------
Number of           5 Sole Voting Power
Shares
Beneficially              665,515
Owned by Each
Reporting
Person With
-------------------------------------------------------------------------------
                    6 Shared Voting Power

                           31,177
-------------------------------------------------------------------------------
                    7 Sole Dispositive Power

                        4,934,071
-------------------------------------------------------------------------------
                    8 Shared Dispositive Power

                          330,485
-------------------------------------------------------------------------------
9 Aggregate Amount Beneficially Owned by Each Reporting Person

     Associated Trust Company, National Association - 5,264,556
-------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

     Associated Trust Company, National Association - 8.33%
-------------------------------------------------------------------------------
12 Type of Reporting Person*

     Associated Trust Company, National Association - BK
-------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



Check the following box if a fee is being paid with this statement

Item 1(a) Name of Issuer:                        Associated Banc-Corp

Item 1(b) Address of Issuer's Principal          1200 Hansen Road
          Executive Offices:                     Green Bay, WI 54304


Item 2(a) Name of Person(s) Filing:              Associated Banc-Corp
                                                 Associated Trust Company,
                                                   National Association


Item 2(b) Address of Principal Business Office:  1200 Hansen Road
                                                 Green Bay, WI 54304


Item 2(c) Citizenship: Associated Banc-Corp - Wisconsin Corporation
                       Associated Trust Company, National Association -
                         Federally Chartered Trust Company Bank


Item 2(d) Title of Class of Securities: Common Stock, Par Value $0.01

Item 2(e) CUSIP Number: 045487-10-5

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

       (a) ( ) Broker or dealer registered under Section 15 of the Act
       (b) (x ) Bank as defined in Section 3(a)(6) of the Act
       (c) ( ) Insurance company as defined in Section 3(a)(19) of the Act
       (d) ( ) Investment company registered under Section 8 of the Investment Company Act
       (e) ( ) Investment adviser registered under Section 203 of the Investment Advisers Act of 1940
       (f) ( ) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see '240.13d- 1(b)(1)(ii)(F)
       (g) (x) Parent holding company, in accordance with '240.13d-1(b)
               (ii)(G) (Note: See Item 7)
       (h) (x) Group, in accordance with '240.13d-1(b)(1)(ii)(H)

Item 4 Ownership

(a) Amount Beneficially Owned:

    1. Associated Banc-Corp                                           5,264,556
    2. Associated Trust Company, National Association                 5,264,556

(b) Percent of Class:

    1. Associated Banc-Corp                                               8.33%
    2. Associated Trust Company, National Association                     8.33%

(c) Number of shares as to which such person has:

    ( i) sole power to vote or to direct the vote:

         1. Associated Banc-Corp                                         None
         2. Associated Trust Company, National Association              665,515

    ( ii) shared power to vote or to direct the vote:

         1. Associated Banc-Corp                                          None
         2. Associated Trust Company, National Association               31,177

    (iii) sole power to dispose or to direct the disposition of:

         1. Associated Banc-Corp                                          None
         2. Associated Trust Company, National Association            4,934,071

    ( iv) shared power to dispose or to direct the disposition of:

         1. Associated Banc-Corp                                          None
         2. Associated Trust Company, National Association              330,485

Item 5 Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6 Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

The parent holding company owns all the shares of a number of constituent corporations including:

     Associated Trust Company, National Association

This institution is a banking institution and is subject to the supervision of the Comptroller of the Currency.

Item 8 Identification and Classification of Members of the Group

Schedule 13G is being filed by a group comprised of Associated Banc-Corp and Associated Trust Company, National Association.

Associated Banc-Corp is a parent holding company of banking institutions and Associated Trust Company, National Association is a banking institution.

By signing Schedule 13G to which this is an exhibit, all institutions agree to file as a group and pursuant to Rule 13d-1(f)(1) as well; although they may not in fact constitute a group pursuant to Section 13d(3)of the Securities Exchange Act.

Item 9 Notice of Dissolution of Group
Not applicable.

Item 10 Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Item 11 Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 25, 2000

ASSOCIATED BANC-CORP:


By: /s/ Brian R. Bodager
Brian R. Bodager
Chief Administrative Officer,
General Counsel and Corporate Secretary


ASSOCIATED TRUST COMPANY,
NATIONAL ASSOCIATION


By: /s/ Mark J. McMullen
Mark J. McMullen
Chairman and Chief Executive Officer


The submission of this Schedule 13G shall not be deemed an admission that the person(s) filing this form are the beneficial owners of the securities reported on herein or are required to so report pursuant to Section 13(d) of the Securities Exchange Act of 1934 as amended.